Exhibit 10.1

                             ASB FINANCIAL CORP.

                    SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

                          EFFECTIVE OCTOBER 6, 2004

                                1.00  Purpose

Effective October 6, 2004, ASB Financial Corp. ("ASB") adopts the ASB Financial Corp. Supplemental Employee Retirement Plan ("Plan") to provide supplemental retirement benefits to Eligible Employees. The Plan is intended to be an unfunded, nonqualified program of deferred compensation within the meaning of Title I of ERISA. Although Plan Benefits are calculated in part with reference to Offsetting Benefits, including Qualified Plan Benefits, the Plan is a separate program of deferred compensation (and not part of any plan or program, including the Qualified Plan, generating Offsetting Benefits) and is to be separately administered according to the terms of this document.

                              2.00  Definitions

Whenever used in this Plan, the following words and phrases will have the meanings given to them in this section, unless another meaning is expressly provided elsewhere in this document. Also, the form of any term will include all of its other forms and tenses. Other capitalized terms are defined in the Qualified Plan and, for convenience only, are incorporated into this document by reference. Also for convenience, any changes or amendment to any term defined in the Qualified Plan and other programs generating Offset Benefits that is relevant to determining eligibility for, or the amount of, any Plan Benefit will automatically be deemed to be an amendment to that same term as used in this document regardless of the restrictions and procedures described in Section 8.00.

2.01 Actuarial Factor: Except as provided in Sections 4.02[2] and [3], the following rates and factors are applied to calculate the amount of each Member's Plan Benefit:

      Compensation Inflation Rate      4 percent annually

      ESOP Growth Rate                 4 percent annually

2.02 ASB: ASB Financial Corp., an Ohio corporation and any successors to it.

2.03 Beneficiary: The person a Member designates under Section 3.04 to receive any death benefits payable under Section 5.04.

2.04 Benefit Commencement Date: The date Plan Benefits are to begin. Each Member may select his or her Benefit Commencement Date by following the rules described in Section 5.01. However, the Benefit Commencement Date of a Member who dies or becomes Disabled will be as soon as administratively feasible after Termination.

2.05  Board:  ASB's board of directors.

2.06 Change in Control: The date either any person or entity obtains "conclusive control" of ASB within the meaning of 12 C.F.R.
[SECTION]574.4(a), or any person or entity obtains "rebuttable control"


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of ASB within the meaning of 12 C.F.R. [SECTION]574.4(b) and has not rebutted control in accordance with 12 C.F.R. [SECTION]574.4(c).

2.07  Code:  The Internal Revenue Code of 1986, as amended.

2.08  Committee:  The administrative committee described in Section 7.00.

2.09 Compensation: As defined in the Qualified Plan but without regard to the limit imposed under Code [SECTION]401(a)(17).

2.10 Disability: As defined in the Employer's disability program in effect at the time a condition arose or, if there is no Employer disability program in effect at that time, as defined by the Social Security
Administration.

2.11  Effective Date: October 6, 2004.

2.12 Eligible Employee: Each Employee who meets the eligibility criteria listed in Section 3.00 and to whom the Committee, in its sole discretion, extends the opportunity to participate in the Plan.

2.13  Employee:  Each person employed by a Group Member.

2.14  Employer:  The Group Member actively employing an Eligible Employee.

2.15 ERISA: The Employee Retirement Income Security Act of 1974, as amended.

2.16 Final Compensation: The Compensation paid to a Participant during the 36-consecutive calendar months ending on or immediately before the date a Plan Benefit is being calculated divided by three. If a Participant has not completed at least 36-consecutive calendar months of participation, his or her Final Compensation will be determined by dividing the Compensation received for the number of complete calendar months of participation by the complete number of calendar months of participation and multiplying that amount by 12.

2.17 Group: A controlled group of corporations or of a commonly controlled group of trades or businesses [as defined in Code
[SECTION][SECTION]414(b) and (c), as modified by Code [SECTION]415(h)] or of an affiliated service group [as defined in Code [SECTION]414(m)] or other organization described in Code [SECTION]414(o) that includes ASB.

2.18  Group Member:  Each entity that is a member of the Group.

2.19 Inactive Participant: A person who [1] is actively employed by a Group Member but no longer meets the eligibility conditions described in
Section 3.00 or [2] has Terminated but has not received a complete distribution of his or her Plan Benefit.

2.20 Member: Collectively, [1] a Participant, [2] an Inactive Participant and [3] the Beneficiary of a deceased Participant or Inactive Participant.

2.21 Normal Form: A monthly annuity payable for 180 months. Subject to the terms of this Plan, if the Member dies before receiving 180 monthly payments, his or her Beneficiary will receive payments in the same amount paid to the Member before his or her death for a period equal to the


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difference between 180 months and the number of months the deceased Member received payments.

2.22  Normal Retirement Date:  Age 62.

2.23 Offsetting Benefit: The sum of the value of [1] the Qualified Plan Benefit, [2] any benefit attributable to Employer contributions (other than pre-tax deferrals) payable under any other deferred compensation program, whether or not tax-qualified, in which the Member has earned or accrued a benefit and [3] one-half of the Member's OASDI (Social Security) benefit. The value of each Offsetting Benefit will be converted to the Normal Form by application of the Actuarial Factors and the rules and procedures described in Section 4.00.

2.24 Participant: An Eligible Employee who has met and continues to meet the conditions described in Section 3.00.

2.25 Participation Agreement: The agreement each Eligible Employee must complete before earning a Plan Benefit.

2.26 Plan: The ASB Financial Corp. Supplemental Employee Retirement Plan, as described in this document and any amendments to it.

2.27 Plan Benefit: Subject to Section 3.03[2], the benefit calculated under Section 4.00.

2.28  Plan Year:  Each calendar year during which the Plan is in effect.

2.29 Qualified Plan: Any tax-qualified plan maintained by an Employer at any time before, on or after the Effective Date. Any amendment to the Qualified Plan that affects Plan Benefits will automatically be taken into account when calculating a Member's Plan Benefit regardless of the restrictions and procedures described in Section 8.00.

2.30 Qualified Plan Benefit: The value of the benefit (determined as provided in Section 4.02) each Member has accrued under the Qualified Plan on any relevant date.

2.31 Termination: Termination of the employee-employer relationship between a Member and each Group Member for any reason other than death, whether or not the Member subsequently becomes a consultant or adviser to the Employer or serves as a member of the Board.

2.32  Years of Service:  As defined in the Qualified Plan.

                     3.00  Eligibility and Participation

3.01 Eligibility. Each person employed by a Group Member and to whom the Committee, in its sole discretion (but after considering the advice and recommendation of the Employee's Employer), extends the opportunity to participate in the Plan will be an Eligible Employee for any Plan Year during which he or she:

      [1] Is highly compensated or a member of the Employer's key management (both within the meaning of Title I of ERISA); and


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      [2]  Complies with Section 3.03.

3.02 Duration of Participation. An Eligible Employee who has met the conditions described in Section 3.01 will continue to be a Participant until the earlier of [1] the date he or she [a] no longer meets the conditions described in Section 3.01, [b] Terminates or [c] is excluded (for any reason or for no reason) from the Plan by the Committee or [2] if applicable, the date as of which a Member revokes the Acknowledgement portion of his or her Participation Agreement subject to Section 3.03[2].

3.03  Participation Agreement.

      [1] The Committee will prepare a Participation Agreement for each Eligible Employee specifying the basis upon which the Participant's Plan Benefit will be calculated and any other term or provision specifically affecting the Participant's Plan Benefit or participation in the Plan.

      [2] Each Eligible Employee must complete the Acknowledgement portion of a Participation Agreement as a condition of earning a Plan Benefit. Once completed, a Member's Participation Agreement will remain in effect until revoked or amended. Any amendment to a Participation Agreement will be prospective only. Any revocation of the Acknowledgement portion of a Participation Agreement by a Member will [a] be retroactively effective to the date the revoking Member first became an Eligible Employee and [b] will constitute a complete waiver of any Plan Benefit the revoking Member earned or otherwise would have earned or is entitled or would have been entitled to receive, including any Plan Benefit accrued before the revocation and any Plan Benefits otherwise payable to a Beneficiary.

3.04  Designation of Beneficiary

      [1] Each Eligible Employee may designate one or more Beneficiaries when he or she becomes a Participant.

      [2] A Member may change his or her Beneficiary at any time by identifying the new Beneficiary on a newly completed Beneficiary Designation Form and delivering that completed form to the Committee. No change of Beneficiary will be effective until the revised Beneficiary Designation Form is received by the Committee. The identity of a Member's Beneficiary will be based only on the designation in the latest Beneficiary Designation Form received by the Committee and will not be inferred from any other evidence.

      [3] If a Member has not made an effective Beneficiary designation or if his or her Beneficiary dies before the Member, Plan death benefits will be paid to the Member's surviving spouse. If there is no surviving spouse, these death benefits will be paid to [a] the Member's issue, then living, per stirpes; or, if there are none [b] the Member's executors or administrators. Any minor's share of a Plan death benefit will be paid to the adult who has been appointed to act as the minor's legal guardian and who has assumed custody and support of that minor.


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      [4]  The Member and the Beneficiary (and not the Committee) are
      responsible for ensuring that the Committee has the Beneficiary's current address.

                             4.00  Plan Benefits

4.01 Amount of Plan Benefits. Subject to the rules described in this section and elsewhere in the Plan, a Member will receive an annual Plan Benefit, paid as described in Section 5.01, equal to:

      [1] The amount determined under the formula stated in the Participant's Participation Agreement reduced, if appropriate by the value of any distribution under Section 5.06 or 6.02; and,

      [2] If specified in the Participant's Participation Agreement, reduced by the value of the Offsetting Benefits, determined under
      Section 4.02.

4.02 Rules Affecting Calculation of Plan Benefit. The following rules will be applied when calculating the amount of a Member's Offsetting
Benefit:

      [1] Any Offsetting Benefit that is derived from a separate account plan will be [a] based on the Member's account balance on the Benefit Commencement Date and, in the case of a plan under which Employer contributions are based on the Member's contributions or deferrals [such as a Code [SECTION]401(k) plan], on the portion of the Member's account attributable to Employer contributions and as if the Member had made the maximum contributions or deferrals permitted under the plan that will generate an Employer contribution to that Plan and [b] converted to the Normal Form by application of the Actuarial Factors as of the Participant's Benefit Commencement Date;

      [2] Any Offsetting Benefit that is derived from a defined benefit plan (other than OASDI benefits) will be converted to the Normal Form by application of that plan's actuarial factors;

      [3] If the Benefit Commencement Date [a] is earlier than the Member's Normal Retirement Date, the OASDI benefit will be discounted by application of the Actuarial Factors or [b] is later than the Normal Retirement Date, the OASDI benefit will be equal to the OASDI benefit the Member could receive on the Benefit Commencement Date, whether or not the Member has elected to have OASDI benefits begin on the Benefit Commencement Date;

      [4] A Member's Plan Benefit will not be recalculated after the Benefit Commencement Date regardless of any change in the value of the Offsetting Benefits;

      [5] If the value of an Offsetting Benefit has been reduced by any distribution occurring before the Benefit Commencement Date (such as through a qualified domestic relations order, a hardship withdrawal or otherwise), the value of the Offsetting Benefit will be determined [a] as if that distribution had not been made and [b] as if that amount had appreciated at the greater of [i] the average return realized on the balance of the Member's benefit under the distributing plan (or, if there is no remaining benefit under that plan, on the average return realized on that plan's other investments) or [ii] the interest rate specified in Section 2.01;


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      [6]  If the Benefit Commencement Date is earlier than the Member's
      Normal Retirement Date, the Plan Benefit will be reduced by application of the Actuarial Factors to reflect the early commencement of benefits;

      [7] If a Participant is no longer eligible to participate in this Plan because he or she is no longer an Eligible Employee, his or her Plan Benefit and the value of Offsetting Benefits will be determined as of the date participation ended and paid as of the Member's Benefit Commencement Date.

4.03 Vesting. Subject to the terms of the Plan, a Member will earn a vested interest in Plan Benefits under the schedule specified in that Member's Participation Agreement.

4.04 Effect of Change in Control. If a Participant is involuntarily Terminated (other than for "Cause") within 6 months before or 12 months after a Change in Control occurs or if a Participant voluntarily Terminates within the same period for "Good Reason," the Terminated Participant's Plan Benefit will be fully vested regardless of the result produced under the rules described in Section 4.03, will be calculated as if [1] he or she was two years older than his or her actual age on the Termination date [2] his or her Final Compensation was 10 percent higher than his or her actual Final Compensation on the Termination date and [3] will be distributed as soon as administratively possible after the Participant's Termination date. However, the value of the Offsetting Benefits will be based on their actual value on the Termination date. For purposes of this section:

      [1] "Cause" means fraud or malfeasance occurring after the Change in Control and directly affecting any Group Member's business or conviction of a felony.

      [2] "Good Reason" means [a] a material diminution of the Participant's job responsibilities or reporting relationship, [b] a change in the Participant's title, [c] a 10 percent or more (in the aggregate) reduction in the value of the Participant's compensation or benefits, [d] a permanent relocation of the Participant's principal work location to a site more than 50 miles from the location of the Participant's permanent principal work site on the date of the Change in Control or [e] any unsuccessful attempt by the Employer to Terminate the Participant for Cause.

                     5.00  Distribution of Plan Benefits

5.01 Time and Form of Payment. Except as provided in Sections 4.04 and 5.06, or as permitted under Section 5.05, Plan Benefits will be calculated and paid in the Normal Form as soon as administratively feasible after the Member's Normal Retirement Date. However, and subject to rules issued by the Committee, a Member may select a Benefit Commencement Date other than his or her Normal Retirement Date.

5.02 Late Retirement. If a Member's Benefit Commencement Date is later than his or her Normal Retirement Date, the Plan Benefit will be determined on and begin on the Member's actual Benefit Commencement Date but will not be adjusted to reflect the value of any payments that otherwise would have been made between the Member's Normal Retirement Date and the actual Benefit Commencement Date.

5.03 Early Termination. If a Member's Benefit Commencement Date is earlier than his or her Normal Retirement Date, the Plan Benefit will be determined as of the actual Benefit


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Commencement Date but will be reduced, if appropriate, by the vesting schedule described in Section 4.03 and, in all cases, by the interest factor specified in Section 2.01 to reflect the early payment of Plan Benefits.

5.04  Effect of Member's Death.

      [1] Before the Member's Benefit Commencement Date. If the Member dies before his or her Benefit Commencement Date, the Member's Beneficiary will receive a lump sum amount equal to 125 percent of the value of the dead Member's Plan Benefit determined by application of the Actuarial Factors.

      [2] After the Member's Benefit Commencement Date. If the Member dies after his or her Benefit Commencement Date and [a] the deceased Member had received 180 monthly payments, no further amount will be due under the Plan or [b] the deceased Member had received fewer than 180 monthly payments, payments before death will continue to the Member's Beneficiary in the same amount paid to the Member before his or her death for a period equal to the difference between 180 months and the number of months the deceased Member received payments.

5.05 Effect of Disability. If the Member becomes Disabled [1] after his or her Benefit Commencement Date, no additional Plan Benefits will accrue as a result of that condition, although Plan Benefits will continue to be paid in the same amount and subject to the same terms and limits that applied before that Disability arose, or [2] before his or her Benefit Commencement Date, the Disabled Member will be fully vested in the Plan Benefit accrued to the date of Disability and will receive those Plan Benefits for 180 months beginning on the Benefit Commencement Date.

5.06 Special Distribution. If any taxing authority finally establishes that a Member is constructively in receipt of any Plan Benefit that has not actually been distributed and that the Member is immediately liable for any income or other taxes (other than any taxes within the scope of Section 6.02) that normally would not be imposed until the Plan Benefit is actually paid, the Committee will immediately distribute to the Member a lump sum amount equal to the amount the taxing authority has deemed the Member to have constructively received.

5.07 Full Discharge. Once a Member's Accounts have been fully distributed, no Group Member or the Plan will have any further liability to the Member or, if appropriate, to his or her Beneficiary.

                                 6.00  Taxes

6.01 Withholding for Taxes Due on Plan Payments. Regardless of any other provision of this Plan, any payment due under the Plan will be reduced by the amount of any federal, state and local income, wage and employment taxes the Employer is required to withhold under any applicable law or regulation from any Plan Benefit.

6.02 Withholding for Taxes Due Before Payments Begin. The Committee and each Member will agree on the method to be applied to pay the Member's portion of any employment, wage and other taxes imposed under any applicable law or regulation on any Plan Benefit before that Plan Benefit is paid to the Member. If the Committee and the Member fail to agree on the method to be applied, the Employer will withhold the amount of the Member's liability from his or her other


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compensation or, if no other compensation is then payable, by reducing the value of the Member's Plan Benefits by the amount required to be withheld.

                            7.00  Administration

7.01 Committee. The Committee that administers the Qualified Plan also will administer this Plan.

7.02 Committee Duties. The Committee will be responsible for the general administration and management of the Plan and will administer the Plan on a nondiscriminatory basis in accordance with its terms. The Committee will have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the following powers and duties, in addition to powers and duties specified elsewhere in the Plan:

      [1] To determine all questions relating to the eligibility of an Employee to become a Participant;

      [2] To determine, compute and certify to ASB and to the Employer the amount and kind of benefits payable to Members;

      [3]  To authorize payment of Plan Benefits;

      [4] To maintain all records necessary for the administration of the Plan, other than those maintained by ASB and the Employer;

      [5] To provide for disclosure of all information and filings or provision of all reports and statements to Members or governmental bodies that are required by the Code, ERISA or any other applicable law;

      [6] To adopt or modify rules for the regulation or application of the Plan;

      [7]  To administer the claims procedure set forth in Section 7.03;

      [8] To delegate any power or duty to any firm or person in accordance with Section 7.04;

      [9] Unless otherwise provided in Section 7.03, to decide all other questions or disputes arising from the operation of the Plan;

      [10] To exercise all other powers or duties granted to the Committee by other provisions of the Plan; and

      [11] At least annually, apprise the Board of the Plan's operation, including the value of Plan Benefits.

7.03  Benefit Claims.

      [1] Normally, a Member need not present a formal claim for Plan Benefits in order to qualify for rights or benefits under this Plan. If, however, any person is not granted the rights or benefits to which the person believes himself or herself to be entitled, a formal


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      claim for benefits must be filed in accordance with this section.  A claim by any person must be presented to the claims official appointed by the Committee in writing within the maximum time permitted by law or under regulations promulgated by the Secretary of Labor or his or her delegate pertaining to claims procedures. The claims official will, within a reasonable time, and not later than the maximum period of time specified by law or under regulation, consider the claim and will issue his or her determination in writing. If the claim is granted, the appropriate distribution or payment will be made. Before deciding the claim, the claims official will review the provisions of the Plan and other relevant plan documents, including similar claims, to ensure and verify that the claim is made in accordance with those documents and that the decision is applied consistently with regard to similarly situated claimants.

      [2] If the claim is wholly or partially denied, the claims official will, within a reasonable period of time, and generally within 90 days of the receipt of the claim, provide the claimant with written notice of the denial setting forth in a manner calculated to be understood by the claimant:

            [a]  The specific reason or reasons for the denial;

            [b] Specific references to pertinent Plan provisions on which the denial is based;

            [c] A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; and

            [d] An explanation of the Plan's claim review procedure and the time limits applicable to those procedure; and a statement of the claimant's right to bring a civil action under ERISA [SECTION]502(a) following an adverse determination upon review.

      If special circumstances require the extension of the 90-day period described above, the claimant will be notified before the end of the initial 90-day period of the circumstances requiring the extension and the date by which the review official expects to reach a decision. Any extension of the period for deciding a claim will not be for more than an additional 90-day period.

      [3] Each claimant may appeal in writing the claims official's denial of a claim to a review official designated by the Committee for a full and fair review. The claimant or his or her duly authorized representative may:

            [a] Request a review by filing a written application with the review official;

            [b]  Review and receive copies of pertinent documents; and

            [c]  Submit issues and comments in writing.

      [4] The Committee may establish time limits within which a claimant may request review of a denied claim which are reasonable in relation to the nature of the benefit that is the subject of the claim and other attendant circumstances but which will not be less than 60 days after receipt by the claimant of written notice of the denial of his or her claim.

      [5] The decision by the review official upon review of a claim will be made generally not later than 60 days after his or her receipt of the request for review, unless special


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      circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review. The notice to the claimant will indicate the special circumstances requiring the extension and the date by which the review official expects to render a decision and will be provided to the claimant prior to the expiration of the initial 60-day period.

      [6] The decision on review will be in writing and will include specific reasons for the decision written in a manner calculated to be understood by the claimant, with specific references to the pertinent Plan provisions on which the decision is based. The review official will consider all information submitted by the claimant, regardless of whether the information was part of the original claim. The decision will also include a statement of the claimant's right to bring an action under ERISA [SECTION]502(a).

      [7] To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, will be final and binding on all parties. No legal action for benefits under the Plan may be brought unless and until the claimant has exhausted his or her remedies under this section.

7.04  Delegation of Administrative Responsibility.

      [1] The Committee may delegate all or any portion of its administrative responsibilities with respect to the Plan as provided in this section.

      [2] A delegation under this section must be accomplished by a written instrument executed by the Committee specifying the responsibilities delegated and the responsibilities allocated to that delegate. Any delegation of responsibilities will be effective upon the date specified in the delegation, subject to written acceptance by the delegate. At least annually, any delegate also must report to the Committee any information necessary to inform the Committee of the status and operation of the Plan and of the delegate's discharge of the responsibilities delegated.

7.05  Compensation, Expenses and Indemnity.

      [1] The Committee and any delegate under Section 7.04 who is an Employee will serve without compensation for services to the Plan. ASB will furnish the Committee and any delegate under Section 7.04 with all clerical or other assistance necessary to perform his or her duties. The Committee is authorized to employ any legal counsel and advisors as it may deem advisable to assist in the performance of its duties hereunder.

      [2]  ASB will pay all expenses of administering the Plan.

      [3] To the extent permitted by applicable law, each Group Member will indemnify and save harmless the Board, the Committee and any delegate appointed under Section 7.04 who is an Employee against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity. This indemnity does not preclude any further indemnities available under insurance purchased by a Group Member or provided by a Group Member under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, as are permitted under applicable law.

7.06  Effect of Committee Action.

      [1] All actions taken and all determinations made by the Committee in good faith will be final and binding upon all Members and any person interested in the Plan. To the extent the Committee has been granted discretionary authority under the Plan, its prior exercise of this authority will not subsequently obligate the Committee to exercise its authority in a like fashion.

      [2] The Plan will be interpreted by the Committee in accordance with its terms and their intended meaning. The construction and interpretation of the Plan provisions are vested with the Committee, in its absolute discretion, including, without limitation, the determination of benefits, eligibility and interpretation of Plan provisions. All decisions, determinations and interpretations will be final, conclusive and binding upon all parties having an interest in the Plan.

                              8.00  Amendments

8.01 ASB's Right to Amend Plan. ASB reserves the right to make from time to time any amendment or amendments to the Plan. Without the affected Member's written consent, no amendment to the Plan will be effective to the extent that it retroactively decreases a Member's Plan Benefit.

8.02 Amendment of Vesting Rights. If any amendment to the Plan changes the nonforfeitable rights with respect to Plan Benefits, each Member credited with at least three years of service under the Qualified Plan may elect, during the period beginning when the amendment is adopted and ending no earlier than the latest of [1] 60 days after the amendment's adoption, [2] 60 days after the amendment's effective date or [3] 60 days after the Member is issued a written notice of the amendment, to have his or her nonforfeitable rights computed without regard to the amendment. If this election is made, a Member's nonforfeitable right to his or her Plan Benefit will be not less than his or her nonforfeitable right prior to that election. However, no change to Section 4.04 will be effective if it is made at any time within six months before and 12 months after a Change in Control.

8.03 Action by ASB. Any action by ASB under this Section 8.00 may be taken by resolution of the Board, by an officer of ASB or by any other person or persons duly authorized by resolution of the Board.

                          9.00  Termination/Freeze

9.01  Right to Terminate/Withdraw.

      [1] ASB may terminate the Plan at any time with respect to some or all Members (or the Plan may be automatically frozen as provided in Section 9.02) and no further Plan Benefits will accrue after the effective date of that termination and subsequent changes in the Offsetting Benefits will not affect the Member's Plan Benefit.


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      [2]  Any Employer may withdraw from the Plan at any time with respect to some or all of its Employees and no further benefits will accrue for the Employees of that Employer after the effective date of that withdrawal. However, this action will have no effect on [a] Employees of Employers who have not withdrawn and subsequent changes in the Offsetting Benefits will not affect the Member's Plan Benefit or [b] on the withdrawing Employer's obligation to discharge liabilities accrued by its Employees before the date of withdrawal.

9.02 Automatic Freeze. Regardless of any other provision of this document and without the need for further action, the Plan will automatically freeze (and no further benefits will accrue) on the date the Qualified Plan is frozen, unless ASB takes specific action to continue benefit accruals under the Plan after the Qualified Plan is frozen or terminated. However, unless ASB provides differently, no other term of this Plan will be affected.

9.03 Distribution of Plan Benefits After Plan Termination. ASB, in its sole discretion, may liquidate any liability accrued under the Plan before the date the Member Terminates or defers that distribution until the date the Plan Benefit would have been paid had the Plan not been terminated.

                               10.00  Funding

This Plan is an unfunded, unsecured promise by ASB and each Employer to pay only those Plan Benefits that are accrued by Members under the terms of the Plan. No Group Member is required to segregate any assets into a fund established exclusively to pay Plan Benefits. Also, Members have only the rights of a general unsecured creditor and do not have any interest in or right to any Group Member's specific assets. Nothing in this Plan constitutes a guaranty by any Group Member or any other entity or person that its assets will be sufficient to pay Plan Benefits.

                            11.00  Miscellaneous

11.01 Mistakes and Misstatements. In the event of a mistake or a misstatement by a Member as to any item of information that is furnished pursuant to the terms of the Plan that has an effect on the amount paid or to be paid to such Member, or a mistake by the Plan as to the amount paid or to be paid to a Member, the Committee will take actions that in its judgment will accord to the affected person the payment to which he or she is properly entitled under the Plan. The actions to be taken by the Committee may include the reduction of future payments to the Member, the restatement of such person's accrued benefit on the books and records of the Committee, a request of the Member that the amounts paid in error be repaid or any other action the Committee deems desirable.

11.02 No Contract. The adoption and maintenance of this Plan will not be deemed to constitute a contract of employment or otherwise between any Group Member and any Employee or Member or other person, or to be a consideration for, or an inducement or condition of, any employment. Nothing contained in this document will be deemed to give to any Employee or Member or other person the right to be retained in any Group Member's service or to interfere with an Employer's right (which right is expressly reserved) to discharge, with or without cause, any Employee or Member or other person at any time without any liability for any claim either against the Plan (except to the extent of the Plan Benefit earned to that date) or against the Group or any Group Member.

11.03 Service of Process. ASB's President is designated as agent for the service of legal process on the Plan.


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11.04  Merger or Consolidation.  In case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Member in the Plan would (if this Plan then terminated) receive a Plan Benefit immediately after the merger, consolidation or transfer which is equal to, or greater than, the Plan Benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan then terminated).

11.05 Right of Recovery of Overpayment. If Plan Benefits are paid to any Member that are larger than the Plan Benefit to which the recipient is entitled, the Committee may recover the overpayment from the recipient.

11.06 No Alienation. The right of a Member or any other person to receive Plan Benefits may not be assigned, transferred, pledged or encumbered except as provided in the Member's designation of a Beneficiary, by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber a Plan Benefit will be null and void and of no legal effect. If any person attempts to take any action contrary to the provisions of this section, such action will be null and void and of no effect whatsoever. If any Member or other person attempts to take any action contrary to this section, each Group Member and the Committee will be reimbursed and indemnified on demand out of that Member's Plan Benefit for any loss, cost or expense incurred as a result of disregarding or of acting in disregard of the Member's action.

11.07 Applicable Law. The Plan will be governed by and construed in accordance with the laws of the United States and, to the extent applicable, the laws of Ohio.

11.08 Headings. Headings and subheadings in this document are inserted for convenience of reference only. They constitute no part of the agreement or this document.

11.09 Invalid Provision. If any provision of this Plan is held to be illegal or invalid for any reason, the Plan will be construed and enforced as if the offending provision had not been included in the Plan. However, that determination will not affect the legality or validity of the remaining parts of this Plan.

11.10 One Plan. This Plan may be executed in any number of counterparts, each of which will be deemed to be an original.

11.11 Coordination with Other Plans. Members' rights to any Plan Benefits accrued or payable under this Plan will be determined solely by reference to the terms of this Plan document and will be unaffected by any other document or agreement between Members and any Group Member.

11.12 Offset. Regardless of any other Plan provision, each Employer may offset any Plan Benefit payable to any Member or Beneficiary of a deceased Member against any other amounts the Member may owe to that Employer, whether or not that obligation originated under the terms of the Plan or elsewise.

           12.00  Adoption By and Transfers Between Group Members

12.01 Adoption By Group Members. Any Group Member may adopt this Plan for the benefit of its Eligible Employees but only if:

      [1]  The Company approves that action; and


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      [2]  The governing body of the adopting Group Member [a] formally adopts the Plan, [b] agrees that it alone will be liable for the portion of any Plan Benefit accrued while a Member was its employee and [c] simultaneously delegates to the Committee the power to administer the Plan as described in Section 7.00 and authorizes the Company to adopt any Plan amendments in its behalf.

If the procedures just described are followed, the Committee will administer the Plan (as adopted by each Group Member) as a single Plan, although the Committee will maintain separate records showing the portion of the Plan Benefit that accrued while a Member was employed by each Group Member.

12.02 Transfers Between Group Members. A Member whose direct employment relationship shifts between Group Members will not be treated as having Terminated solely because his or her direct employment relationship shifts between Group Members, whether or not that Group Member has adopted the Plan.


                                       ASB FINANCIAL CORP.

                                       By: /s/ Robert M. Smith
                                           --------------------------------

                                       Title: President
                                              -----------------------------


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